Key Highlights

$206 million of positive gross profit in the first quarter of 2025

Expected $1 billion investment from Volkswagen Group to occur June 30, 2025; Gross Profit milestone achieved[1]

R1S was the best selling SUV over $70,000 in California in the first quarter of 2025[2]

Rivian's charging network recognized as having one of the best user experiences by a leading consumer publication[3]

Announced the construction of a 1.2 million sq. ft. supplier park in Normal, Illinois

Completed over 36,000 demo drives during the first quarter of 2025—our largest quarter to date

[1] subject to customary closing conditions
[2] JDP Power PIN+, May 2025
[3] https://www.consumerreports.org/cars/hybrids-evs/most-common-ev-charging-problems-and-how-to-avoid-them-a1108537217/

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	2

During the first quarter of 2025, we advanced the development of R2, progressed operational efficiency, increased our brand awareness, expanded our commercial footprint, and drove towards profitability. This quarter was our second consecutive and highest quarter of positive gross profit, generating $206 million.

R2 builds upon our industry-leading technology platform which enables Rivian to reduce the cost of the product while still delivering an exciting combination of performance, capability, and utility.
We have made great progress on the expansion of our American manufacturing facility in Normal, Illinois and expect to start production of R2 in the first half of 2026. R2 is expected to start at a base price of around $45,000, providing consumers with a much needed choice to help accelerate the transition to electrification.

Vertically integrating key technical areas such as propulsion, autonomy, electrical hardware, and software has allowed us to provide an improved experience for our customers and monthly over-the-air (OTA) updates with new features and enhancements. This differentiates us from other OEMs and puts us in a position to improve our technology at a significantly faster rate.

With the launch of our second generation R1 platform, we updated the Rivian Autonomy Platform with an entirely changed perception stack and compute. Our R1 vehicles now have 55 megapixels of cameras and more than 200 trillions of operations per second (TOPS) of on-board inference.
We designed this platform around an AI-centric approach where the vertically integrated hardware has enabled us to build a data flywheel for training our model with an end-to-end approach.

The current global economic landscape presents significant uncertainty, particularly regarding evolving trade regulation, policies, tariffs, and the overall impact these items may have on consumer sentiment and demand. These factors are expected to impact our global supply chain, material costs and access, capital expenditures, and market dynamics. We are actively monitoring these developments and working to mitigate potential risks through a variety of initiatives including strategic sourcing and proactive engagement with policymakers. While uncertainties persist, we are focused on executing against our key value drivers and remain confident in our long-term opportunity.

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	3

In the first quarter of 2025 we made significant progress against our key value drivers:

Drive towards profitability
•Achieved our second consecutive quarter of positive gross profit in Q1’25, with $92 million from the automotive segment and $114 million from the software and services segment
•85% improvement in cash flow from operating activities in Q1’25 compared to Q1’24

Optimize operational efficiency
•Over $22,600 reduction in automotive cost of goods sold per vehicle delivered in Q1’25 compared to Q1’24

Technology leadership
•Continued significant progress on our Rivian Autonomy Platform, built around an AI-centric approach where the vertically integrated hardware has enabled us to build a data flywheel for training our model with an end-to-end approach
•Launched hands-free autonomy feature built in-house, leveraging our AI data loop, driving a 30% increase in usage for second generation customers
•Began design validation builds on our prototype line for R2

Demand generation and enhancing customer experience
•Over 36,000 demo drives including more than 7,000 “electric joyrides” at South by Southwest festival (SXSW)
•Expanded our commercial footprint with a total of 27 experiential spaces, 74 service centers, and over 640 mobile service vans, fulfilling the majority of service requests remotely
•Rivian’s charging network of over 700 chargers across 112 sites in 35 states continued to have high reliability of over 98% in Q1’25. A leading consumer publication has recognized Rivian as having one of the best user experiences for seamless, reliable charging when compared with other fast charging networks

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	4

Production and Deliveries

In the first quarter of 2025, we produced 14,611 and delivered 8,640 vehicles in our manufacturing facility in Normal, Illinois. As previously stated, overall deliveries and finished goods inventory in the first quarter were impacted by lower commercial deliveries, which were driven primarily by a pull forward in deliveries during the fourth quarter of 2024 due to efforts to optimize production as a result of a prior supply shortage of a component in our Enduro motor system. As a result, we produced and delivered more commercial vans in the fourth quarter of 2024 than initially planned, leading to a reduction in deliveries in the first quarter of 2025.

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	5

R2

Our teams continue to drive the development of R2, in preparation for the planned start of R2 production in the first half of 2026 in Normal, Illinois. All the major development work associated with R2, our technologies, and the expected near-term production is based in the United States.
We have begun design validation builds on our prototype line using mostly production tooling.
We expect R2 to benefit from the key vertically integrated technologies developed for R1 including our in-house software stack, autonomy platform, propulsion technology, network architecture, and vehicle electronics.

The 1.1 million sq. ft. manufacturing expansion in Normal, Illinois is progressing on schedule, and will allow for additional manufacturing efficiency gains. The building will contain a new body shop and general assembly line for R2.

In addition to the manufacturing facility expansion, our new supplier park based at our existing facility in Normal, Illinois is also well underway. The new 1.2 million sq. ft. building will provide the opportunity for suppliers to have a location in the building as tenants and will house some of Rivian's logistics operations.

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	6

14 mi
62
65
mph
62
mph
R
N
P
D
Standard
238 mi
AIRBAG
Jordan
14 mi
7th St
Hanabi Ramen
Oak Grove Ave
California Dr
Carolan Ave
Linden Ave
Park Ave
Laurel Ave
Alpine Park
Winchester
16 mi
23 min
11:47 AM
Whole Foods Market
222 mi
End
72°
AUTO

Rivian Autonomy Platform

One of our most critical technology focus areas which customers will start to see the output of is our Rivian Autonomy Platform. With the launch of our second generation platform, we entirely changed the perception and compute stack—our R1 vehicles now have 55 megapixels of cameras and more than 200 TOPS of on-board inference. We designed this platform around an AI-centric approach where the vertically integrated hardware and software stack has enabled us to build a data flywheel for training our model with an end-to-end approach. We believe the quality and multi-modality of our sensor data and the full ownership we have over the triggering, capture, and upload of data represents a unique advantage to Rivian.

With the scale of our second generation fleet growing, the strength of our robust sensor set feeding our data flywheel is enabling an important acceleration to our technology. We believe the combined strength of our perception platform and in-vehicle data infrastructure will enable us to build an off-line, large parameter foundation model for autonomy. We are working to capture humanistic driving behavior through our end-to-end training of the model, and this will be key to accelerating the introduction of greater levels of vehicle autonomy.

We recently launched hands-free, eyes-on driving for our second generation vehicles for highway use cases—this is the start of an ongoing and steady stream of enhancements we plan to make.
We are focused on delivering turn-by-turn autonomy as quickly as possible while expanding from hands-free, eyes-on to hands-free and eyes-off.

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	7

Go-to-Market

Rivian’s commercial strategy is focused on building brand awareness, deepening customer engagement, expanding our commercial infrastructure, and leveraging our direct to customer relationship and AI to enhance the customer experience.

We currently have 27 experiential spaces and 74 service centers; we expect to increase our network to over 35 dedicated spaces and over 100 service locations by the end of 2025 as we build our sales and service infrastructure to support the launch of R2. Currently, 43 of our service locations also support sales and deliveries, and we expect this to grow to 62 by the end of 2025.

In addition to our sales and service footprint, we continue to scale our Rivian Adventure Network with over 700 chargers across 112 sites in 35 states and access to compatible chargers from the
Tesla network. Recognizing the critical role of reliable charging in EV adoption and customer satisfaction, Rivian initiated a program to update our network with our next-generation dispenser hardware, which has been optimized for an open network. To date, over 40% of the Rivian Adventure Network has been upgraded and we are committed to transitioning the entire network to deliver our excellent charging experience to all compatible EVs. In the first quarter of 2025, the Rivian charging network maintained over 98% uptime. The reliability of our network has been recognized by a leading consumer publication noting Rivian as having one of the best user experiences for charging.

In March, Rivian played a prominent role as the headline sponsor at the SXSW conference and festival in Austin, Texas generating substantial excitement and interest. As part of the event, our space in Austin was transformed into Rivian’s “Electric Roadhouse” and served as a venue for panel discussions, live music performances, and showcases of the Rivian product portfolio. We carried out over 7,000 “electric joyrides,” allowing participants to experience the on- and off-road capabilities of our vehicles.

We believe one of the best ways to drive top of funnel demand is by allowing customers to experience our products. Our spaces and services centers combined with events like SXSW have enabled us to provide over 36,000 demo drives in the first quarter of 2025, the most of any quarter to date.

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	8

HUNGRY?
TRY
FACTOR_
FACTORMEALS.COM
801400
HELLO FRESH
POWERED BY RIVIAN

Commercial Vans

We continue to expand our Rivian Commercial Van business. In April, we announced a partnership aimed at cutting transport emissions with the world’s leading meal kit provider, HelloFresh. HelloFresh has incorporated more than 70 Rivian electric vans into its Factor brand, in addition to its existing fleet.

The Rivian Commercial Van is designed from the ground-up prioritizing safety, sustainability, and ownership cost. The van is engineered to be one of the safest commercial vehicles on the road with features including automatic emergency braking, collision warnings, and 360-degree visibility. The vehicles run with Rivian's in-house software stack, which underpins the fleet management system, improving efficiency and contributing to a lower total cost of ownership.

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	9

Strengthening Our Balance Sheet

We continue to maintain a strong balance sheet; we recently amended and extended our asset based lending (ABL) facility through April 8, 2030. In addition to our $8.5 billion of liquidity as of March 31, 2025, we expect to add:

•Up to $3.5 billion of incremental capital associated with our joint venture transaction with
Volkswagen Group[1]
◦This includes $1 billion investment related to the gross profit milestone which was achieved the first quarter of 2025. Volkswagen Group is expected to invest $1 billion in Rivian at a 33% premium to our stock price based on volume-weighted average stock price from May 15, 2025 to June 27th, 2025. The investment is expected to be funded on June 30, 2025.[2]
•Up to $6.6 billion loan with the Department of Energy associated with the buildout of our Georgia facility[3]

This expected funding in addition to our $7.2 billion of cash, cash equivalents, and short term investments is expected to provide the capital to fund Rivian's operations through the ramp of R2 in Normal, as well as R2 and R3 in Georgia supporting our path to positive free cash flow and meaningful scale. We are actively working to mitigate the expected impacts from the recent policy and trade changes.

[1] Receipt of funds is subject to certain conditions and milestones, as discussed further in our Current Report on Form 8-K filed on November 11, 2024.
[2] Subject to customary closing conditions.
[3] Receipt of funds is subject to certain conditions and milestones, as discussed further in our Current Report on Form 8-K filed on January 16, 2025.

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	10

2025 Outlook

During the first quarter we continued making progress on the profitability of the business.
Our automotive segment profitability in the quarter gives us further confidence in the earnings potential of the business as we scale and launch R2 in 2026.

Our guidance represents management's current view on evolving trade regulation, policies, tariffs, and the overall impact these items may have on consumer sentiment and demand.

As a result of these impacts, we have revised our delivery outlook to 40,000 - 46,000 vehicles. Due to our strong first quarter results, we are maintaining our outlook range for adj. EBITDA and continue to expect to achieve modest positive gross profit for the full year 2025. In addition, due to the expected impact from tariffs, we are raising our capital expenditure guidance to $1,800 million - $1,900 million.

The below summarizes our updated range of potential outcomes.

2025 Guidance	Current Outlook
Vehicles Delivered	40,000 - 46,000
Adj. EBITDA	$(1,700) million - $(1,900) million
Capital Expenditures	$1,800 million - $1,900 million

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	11

Revenues
Automotive
Total automotive revenues for the first quarter of 2025 were $922 million compared to $1,116 million in the same period in 2024, primarily due to a decrease in deliveries of 4,948 vehicles. This was driven in part by our delivery of more EDVs than seasonally typical during the fourth quarter of 2024, resulting in limited EDV delivery volumes during the first quarter of 2025, partially offset by increased average selling prices due to proportionally higher consumer deliveries. We also saw an increase in sales of automotive regulatory credits of $157 million.

Software and Services
Total software and services revenues for the first quarter of 2025 were $318 million compared to $88 million in the same period in 2024, primarily due to new vehicle electrical architecture and software development services, increased remarketing sales, and an increase in repair and maintenance services.

During the first quarter of 2025, we recognized revenue of approximately $167 million for the combined performance obligation of the joint venture. This includes ongoing payments to fund the joint venture's development services as well as $1,960 million of consideration that was received in conjunction with the closing of the joint venture, recognized over approximately three years. We expect the amount of revenue recognized each period will gradually increase over time as the joint venture ramps its operations and progresses toward completing its performance obligation.

Consolidated
Total consolidated revenues were $1,240 million for the first quarter of 2025, compared to $1,204 million in the same period in 2024.

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	12

Gross Profit
Automotive
We generated positive automotive gross profit of $92 million for the first quarter of 2025, compared to $(497) million for the same quarter in 2024.

Software and Services
We generated positive software and services gross profit of $114 million for the first quarter of 2025, compared to $(30) million for the same quarter in 2024.

Consolidated
We generated total consolidated positive gross profit of $206 million for the first quarter of 2025, compared to $(527) million for the first quarter of 2024.

Operating Expenses and Operating Loss
Total operating expenses in the first quarter of 2025 decreased to $861 million, compared to $957 million in the same period last year.

In the first quarter of 2025, we recognized non-cash, stock-based compensation expense within operating expenses of $159 million as compared to $210 million in the first quarter of 2024 and depreciation and amortization expense within operating expenses of $72 million as compared to $70 million in the first quarter of 2024.

Research and development (“R&D”) expense in the first quarter of 2025 was $381 million, compared to $461 million in the same period last year. The decrease was primarily due to a $45 million decrease in stock-based compensation expense and a $26 million decrease in payroll and related expenses. The decrease in stock-based compensation expense was primarily driven by awards that were not outstanding during the first quarter of 2025. The decrease in payroll and related expenses, as well as the remainder of the decrease in stock-based compensation expense, was primarily the result of the formation of the joint venture and the cost of services provided to Volkswagen Group being recorded in cost of revenues during the first quarter of 2025.

Selling, general, and administrative (“SG&A”) expenses of $480 million remained relatively unchanged in the first quarter of 2025, compared to $496 million in the same period last year.

We experienced a loss from operations in the first quarter of 2025 totaling $(655) million, compared to $(1,484) million in the same period last year.

Adjusted Operating Expenses (Non-GAAP)¹
Adjusted R&D¹ for the first quarter of 2025 was $285 million, compared to $319 million for the same period last year.

Adjusted SG&A¹ for the first quarter of 2025 was $345 million, compared to $358 million for the same period last year.

Total adjusted operating expenses¹ for the first quarter of 2025 were $630 million, compared to $677 million for the same period last year.

Net Loss	Our net loss for the first quarter of 2025 was $(541) million, compared to $(1,446) million for the same period last year.
Adjusted EBITDA (Non-GAAP)¹	Adjusted EBITDA¹ for the first quarter of 2025 was $(329) million, compared to $(798) million for the same period last year.
Adjusted Net Loss (Non-GAAP)[1]	Adjusted net loss¹ for the first quarter of 2025 was $(469) million, compared to $(1,042) million for the same period last year.
¹A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided later in this letter.

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	13

Net Cash Used in Operating Activities	Net cash used in operating activities for the first quarter of 2025 was $(188) million as compared to $(1,269) million for the same period last year.
Capital Expenditures	Capital expenditures for the first quarter of 2025 were $338 million, as compared to $254 million for the same period last year.
Liquidity and Free Cash Flow (non-GAAP)¹
We ended the first quarter of 2025 with $7,178 million in cash, cash equivalents, and short-term investments. Including the capacity under our asset-based revolving-credit facility, we ended the first quarter of 2025 with $8,501 million of total liquidity.

We define free cash flow as net cash used in operating activities less capital expenditures. The decrease in year-over-year net cash used in operating activities discussed above resulted in negative free cash flow¹ of $(526) million for the first quarter of 2025 as compared to $(1,523) million for the same period last year.

Webcast	We will host an audio webcast to discuss our results and provide a business update at
2:00pm PT / 5:00pm ET on Tuesday, May 6, 2025. The link to the webcast will be made available on our Investor Relations website at rivian.com/investors.

After the call, a replay will be available at rivian.com/investors for four weeks.
¹A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided later in this letter.

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	14

Quarterly Financial Performance

(in millions, except production, delivery, and gross margin amounts)
(unaudited)

	Three Months Ended
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025
Production	13,980	9,612	13,157	12,727	14,611
Delivery	13,588	13,790	10,018	14,183	8,640

Revenues
Automotive	$1,116	$1,074	$776	$1,520	$922
Software and services	88	84	98	214	318
Total revenues[2]	$1,204	$1,158	$874	$1,734	$1,240
Cost of revenues
Automotive	$1,613	$1,515	$1,155	$1,410	$830
Software and services	118	94	111	154	204
Total cost of revenues[2]	$1,731	$1,609	$1,266	$1,564	$1,034
Gross profit	$(527)	$(451)	$(392)	$170	$206
Gross margin	(44)%	(39)%	(45)%	10%	17%

Research and development	$461	$428	$350	$374	$381
Selling, general, and administrative	496	496	427	457	480
Total operating expenses	$957	$924	$777	$831	$861

Adjusted research and development (non-GAAP)¹	$319	$312	$271	$277	$285
Adjusted selling, general, and administrative (non-GAAP)¹	358	364	328	343	345
Total adjusted operating expenses (non-GAAP)¹	$677	$676	$599	$620	$630

Adjusted EBITDA (non-GAAP)[1,2]	$(798)	$(857)	$(757)	$(277)	$(329)
Cash, cash equivalents, and short-term investments[3]	$7,858	$7,867	$6,739	$7,700	$7,178

Net cash (used in) provided by operating activities	$(1,269)	$(754)	$(876)	$1,183	$(188)
Capital expenditures	(254)	(283)	(277)	(327)	(338)
Free cash flow (non-GAAP)¹	$(1,523)	$(1,037)	$(1,153)	$856	$(526)

Depreciation and amortization expense
Cost of revenues	$210	$203	$186	$145	$75
Research and development	18	18	20	18	17
Selling, general, and administrative	52	53	53	55	55
Total depreciation and amortization expense	$280	$274	$259	$218	$147

Stock-based compensation expense
Cost of revenues	$23	$17	$6	$16	$24
Research and development	124	98	59	79	79
Selling, general, and administrative	86	79	46	59	80
Total stock-based compensation expense	$233	$194	$111	$154	$183

Inventory write-downs
Inventory LCNRV write-downs[3]	$328	$148	$130	$66	$23
Liabilities for losses on firm purchase commitments[3]	45	31	10	5	—
Total inventory write-downs and liabilities for losses on firm purchase commitments[3]	$373	$179	$140	$71	$23
¹ A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided later in this letter.
[2] The prior periods have been recast to conform to current period presentation.
[3] Amount as of date shown.

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	15

Condensed Consolidated Balance Sheets

(in millions, except per share amounts)
(unaudited)

Assets	December 31, 2024	March 31, 2025
Current assets:
Cash and cash equivalents	$5,294	$4,693
Short-term investments	2,406	2,485
Accounts receivable, net	443	412
Inventory	2,248	2,589
Other current assets	192	215
Total current assets	10,583	10,394
Property, plant, and equipment, net	3,965	4,104
Operating lease assets, net	416	461
Other non-current assets	446	546
Total assets	$15,410	$15,505

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$499	$713
Accrued liabilities	835	945
Current portion of deferred revenues, lease liabilities, and other liabilities	917	1,130
Total current liabilities	2,251	2,788
Long-term debt	4,441	4,443
Non-current lease liabilities	379	426
Other non-current liabilities	1,777	1,618
Total liabilities	8,848	9,275
Commitments and contingencies
Stockholders' equity:
Preferred stock, $ 0.001 par value; 10 shares authorized and 0 shares issued and outstanding as of December 31, 2024 and March 31, 2025	—	—
Common stock, $0.001 par value; 3,508 and 3,508 shares authorized and 1,131 and 1,146 shares issued and outstanding as of December 31, 2024 and March 31, 2025, respectively	1	1
Additional paid-in capital	29,866	30,072
Accumulated deficit	(23,305)	(23,850)
Accumulated other comprehensive loss	(4)	(1)
Noncontrolling interest	4	8
Total stockholders' equity	6,562	6,230

Total liabilities and stockholders' equity	$15,410	$15,505

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	16

Condensed Consolidated Statements of Operations [1]

(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2024	2025
Automotive	$1,116	$922
Software and services	88	318
Total revenues	1,204	1,240
Automotive	1,613	830
Software and services	118	204
Total cost of revenues	1,731	1,034
Gross profit	(527)	206
Operating expenses
Research and development	461	381
Selling, general, and administrative	496	480
Total operating expenses	957	861
Loss from operations	(1,484)	(655)
Interest income	112	81
Interest expense	(75)	(72)
Other income, net	2	107
Loss before income taxes	(1,445)	(539)
Provision for income taxes	(1)	(2)
Net loss	(1,446)	(541)
Less: Net income attributable to noncontrolling interest	—	4
Net loss attributable to common stockholders	$(1,446)	$(545)
Net loss attributable to common stockholders, basic and diluted	$(1,446)	$(545)
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(1.48)	$(0.48)
Weighted-average common shares outstanding, basic and diluted	978	1,137
[1] The prior period has been recast to conform to current period presentation.

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	17

Condensed Consolidated Statements of Cash Flows [1]

(in millions)
(unaudited)

	Three Months Ended March 31,
	2024	2025
Cash flows from operating activities:
Net loss	$(1,446)	$(541)
Depreciation and amortization	280	200
Stock-based compensation expense	233	188
Gain on equity method investment	—	(101)
Other non-cash activities	203	20
Changes in operating assets and liabilities:
Accounts receivable, net	(228)	31
Inventory	(435)	(364)
Other assets	(81)	14
Accounts payable and accrued liabilities	113	334
Deferred revenue	32	59
Other liabilities	60	(28)
Net cash used in operating activities	(1,269)	(188)

Cash flows from investing activities:
Purchases of short-term investments	(902)	(835)
Sales of short-term investments	—	48
Maturities of short-term investments	550	717
Capital expenditures	(254)	(338)
Net cash used in investing activities	(606)	(408)

Cash flows from financing activities:
Proceeds from issuance of capital stock including employee stock purchase plan	2	3
Other financing activities	(4)	(9)
Net cash used in financing activities	(2)	(6)

Effect of exchange rate changes on cash and cash equivalents	(1)	1
Net change in cash	(1,878)	(601)
Cash, cash equivalents, and restricted cash—Beginning of period	7,857	5,294
Cash, cash equivalents, and restricted cash—End of period	$5,979	$4,693

Supplemental disclosure of non-cash investing and financing activities:
Capital expenditures included in liabilities	$383	$423
Capital stock issued to settle bonuses	$179	$47
Right-of-use assets obtained in exchange for operating lease liabilities	$52	$73
[1] The prior period has been recast to conform to current period presentation.

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	18

Depreciation and Amortization

(in millions)
(unaudited)

	Three Months Ended March 31,
	2024	2025
Cost of revenues	$210	$75
Research and development	18	17
Selling, general, and administrative	52	55
Total depreciation and amortization expense	$280	$147

Stock-Based Compensation Expense

(in millions)
(unaudited)

	Three Months Ended March 31,
	2024	2025
Cost of revenues	$23	$24
Research and development	124	79
Selling, general, and administrative	86	80
Total stock-based compensation expense	$233	$183

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	19

Reconciliation of Non-GAAP
Financial Measures

(in millions)
(unaudited)

Adjusted Research and Development Expenses	Three Months Ended March 31,
	2024	2025

Total research and development expenses	$461	$381
R&D depreciation and amortization expenses	(18)	(17)
R&D stock-based compensation expenses	(124)	(79)
Adjusted research and development (non-GAAP)	$319	$285

Adjusted Selling, General, and Administrative Expenses	Three Months Ended March 31,
	2024	2025

Total selling, general, and administrative expenses	$496	$480
SG&A depreciation and amortization expenses	(52)	(55)
SG&A stock-based compensation expenses	(86)	(80)
Adjusted selling, general, and administrative (non-GAAP)	$358	$345

Adjusted Operating Expenses	Three Months Ended March 31,
	2024	2025

Total operating expenses	$957	$861
R&D depreciation and amortization expenses	(18)	(17)
R&D stock-based compensation expenses	(124)	(79)
SG&A depreciation and amortization expenses	(52)	(55)
SG&A stock-based compensation expenses	(86)	(80)
Total adjusted operating expenses (non-GAAP)	$677	$630

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	20

Reconciliation of Non-GAAP
Financial Measures Continued

(in millions)
(unaudited)

Adjusted EBITDA	Three Months Ended March 31,
	2024	2025

Net loss attributable to common stockholders	$(1,446)	$(545)
Interest income, net	(37)	(9)
Provision for income taxes	1	2
Depreciation and amortization	280	147
Stock-based compensation expense	233	183
Other income, net	(2)	(107)
Cost of revenue efficiency initiatives	127	—
Restructuring expenses	30	—
Asset impairments and write-offs	16	—
Adjusted EBITDA (non-GAAP)	$(798)	$(329)

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	21

Reconciliation of Non-GAAP
Financial Measures Continued

(in millions, except per share amounts)
(unaudited)

Adjusted Net Loss[1]	Three Months Ended March 31,
	2024	2025

Net loss attributable to common stockholders, basic and diluted	$(1,446)	$(545)
Stock-based compensation expense	233	183
Other income, net	(2)	(107)
Cost of revenue efficiency initiatives	127	—
Restructuring expenses	30	—
Asset impairments and write-offs	16	—
Adjusted net loss attributable to common stockholders, basic and diluted (non-GAAP)	$(1,042)	$(469)

[1] The prior period has been recast to conform to current period presentation.

Adjusted Net Loss Per Share[1]	Three Months Ended March 31,
	2024		2025

Net loss per share attributable to common stockholders, basic and diluted	$(1.48)		$(0.48)
Stock-based compensation expense per share	0.24		0.16
Other income, net per share	—		(0.09)
Cost of revenue efficiency initiatives per share	0.13		—
Restructuring expenses per share	0.03		—
Asset impairments and write-offs per share	0.02		—
Adjusted net loss per share attributable to common stockholders, basic and diluted (non-GAAP)	$(1.06)	*	$(0.41)
Weighted-average common shares outstanding, basic and diluted (GAAP)	978		1,137

[1] The prior period has been recast to conform to current period presentation.
*Does not calculate due to rounding.

Free Cash Flow	Three Months Ended March 31,
	2024	2025

Net cash used in operating activities	$(1,269)	$(188)
Capital expenditures	(254)	(338)
Free cash flow (non-GAAP)	$(1,523)	$(526)

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	22

Quarterly Financial Performance
Reconciliation of Non-GAAP
Financial Measures

(in millions)
(unaudited)

	Three Months Ended
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025

Adjusted Research and Development Expenses
Total research and development expenses	$461	$428	$350	$374	$381
R&D depreciation and amortization expenses	(18)	(18)	(20)	(18)	(17)
R&D stock-based compensation expenses	(124)	(98)	(59)	(79)	(79)
Adjusted research and development (non-GAAP)	$319	$312	$271	$277	$285

Adjusted Selling, General, and Administrative Expenses
Total selling, general, and administrative expenses	$496	$496	$427	$457	$480
SG&A depreciation and amortization expenses	(52)	(53)	(53)	(55)	(55)
SG&A stock-based compensation expenses	(86)	(79)	(46)	(59)	(80)
Adjusted selling, general, and administrative (non-GAAP)	$358	$364	$328	$343	$345

Adjusted Operating Expenses
Total operating expenses	$957	$924	$777	$831	$861
R&D depreciation and amortization expenses	(18)	(18)	(20)	(18)	(17)
R&D stock-based compensation expenses	(124)	(98)	(59)	(79)	(79)
SG&A depreciation and amortization expenses	(52)	(53)	(53)	(55)	(55)
SG&A stock-based compensation expenses	(86)	(79)	(46)	(59)	(80)
Total adjusted operating expenses (non-GAAP)	$677	$676	$599	$620	$630

Adjusted EBITDA
Net loss attributable to common stockholders	$(1,446)	$(1,457)	$(1,100)	$(744)	$(545)
Interest income, net	(37)	(20)	(8)	(2)	(9)
Provision for income taxes	1	1	—	3	2
Depreciation and amortization	280	274	259	218	147
Stock-based compensation expense	233	194	111	154	183
Other (income) expense, net	(2)	11	(1)	(1)	(107)
Loss (gain) on convertible note, net	—	90	(60)	82	—
Cost of revenue efficiency initiatives	127	29	37	—	—
Restructuring expenses	30	—	—	—	—
Asset impairments and write-offs	16	14	—	—	—
Joint venture formation expenses and other items[1]	—	7	5	13	—
Adjusted EBITDA (non-GAAP)	$(798)	$(857)	$(757)	$(277)	$(329)
[1] Defined in Non-GAAP Financial Measures later in this letter.

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	23

Quarterly Financial Performance
Reconciliation of Non-GAAP
Financial Measures Continued

(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 31, 2024		June 30, 2024		September 30, 2024	December 31, 2024		March 31, 2025

Adjusted Net Loss[1]
Net loss attributable to common stockholders, basic and diluted	$(1,446)		$(1,457)		$(1,100)	$(744)		$(545)
Stock-based compensation expense	233		194		111	154		183
Other (income) expense, net	(2)		11		(1)	(1)		(107)
Loss (gain) on convertible note, net	—		90		(60)	82		—
Cost of revenue efficiency initiatives	127		29		37	—		—
Restructuring expenses	30		—		—	—		—
Asset impairments and write-offs	16		14		—	—		—
Joint venture formation expenses and other items[2]	—		7		5	13		—
Adjusted net loss attributable to common stockholders, basic and diluted (non-GAAP)	$(1,042)		$(1,112)		$(1,008)	$(496)		$(469)
[1] The prior periods have been recast to conform to current period presentation.
[2] Defined in Non-GAAP Financial Measures later in this letter.

Adjusted Net Loss Per Share[1]
Net loss per share attributable to common stockholders, basic and diluted	$(1.48)		$(1.46)		$(1.08)	$(0.70)		$(0.48)
Stock-based compensation expense per share	0.24		0.19		0.11	0.15		0.16
Other (income) expense, net per share	—		0.01		—	—		(0.09)
Loss (gain) on convertible note, net per share	—		0.09		(0.06)	0.08		—
Cost of revenue efficiency initiatives per share	0.13		0.03		0.04	—		—
Restructuring expenses per share	0.03		—		—	—		—
Asset impairments and write-offs per share	0.02		0.01		—	—		—
Joint venture formation expenses and other items[2] per share	—		0.01		—	0.01		—
Adjusted net loss per share attributable to common stockholders, basic and diluted (non-GAAP)	$(1.06)	*	$(1.12)	*	$(0.99)	$(0.46)	*	$(0.41)
Weighted-average common shares outstanding, basic and diluted (GAAP)	978		1,001		1,014	1,058		1,137
[1] The prior periods have been recast to conform to current period presentation.
[2] Defined in Non-GAAP Financial Measures later in this letter.
*Does not calculate due to rounding.

Free Cash Flow
Net cash (used in) provided by operating activities	$(1,269)		$(754)		$(876)	$1,183		$(188)
Capital expenditures	(254)		(283)		(277)	(327)		(338)
Free cash flow (non-GAAP)	$(1,523)		$(1,037)		$(1,153)	$856		$(526)

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	24

Forward-Looking Statements	This shareholder letter and statements that are made on our earnings call contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this shareholder letter and made on our earnings call that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our future operations, initiatives and business strategy, including our future financial results, vehicle profitability and future gross profits, our future capital expenditures, the underlying trends in our business (including customer preferences and expectation), global economic conditions, including evolving trade regulation, policies and tariffs and the resulting impact on our global supply chain and material costs and access, our market opportunity, and our potential for growth, our production ramp and manufacturing capacity expansion and anticipated production levels, our expected future production and deliveries, scaling our service infrastructure, our expected future products and technology and product enhancements (including the launches of R2 and R3), potential expansion of commercial van sales, future revenue opportunities, including with respect to the emerging autonomous driving market, our joint venture with Volkswagen Group, including the expected benefits from the partnership and future VW investments, and other expected incremental available capital pursuant to agreements with VW and the U.S. Department of Energy. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements, including, but not limited to: our history of losses as a growth-stage company and our limited operating history; we may underestimate or not effectively manage our capital expenditures and costs; that we will require additional financing and capital to support our business; our ability to maintain strong demand for our vehicles and attract and retain a large number of consumers; our ability to grow sales of our commercial vehicles, risks relating to the highly competitive automotive market, including competitors that may take steps to compete more effectively against us; consumers’ willingness to adopt electric vehicles; risks associated with our joint venture with Volkswagen Group, risks associated with additional strategic alliances or acquisitions, that we may experience significant delays in the manufacture and delivery of our vehicles; that our long-term results depend on our ability to successfully introduce and market new products and services; that we have experienced and could continue to experience cost increases or disruptions in supply of raw materials or other components used in our vehicles; our dependence on suppliers and volatility in pricing of components and raw materials; our ability to accurately estimate the supply and demand for our vehicles and predict our manufacturing requirements; our ability to scale our business and manage future growth effectively; our ability to maintain our relationship with one customer that has generated a significant portion of our revenues; that we are highly dependent on the services and reputation of our Founder and Chief Executive Officer; our ability to offer attractive financing and leasing options; that we may not succeed in maintaining and strengthening our brand; that our focus on delivering a high-quality and engaging Rivian experience may not maximize short-term financial results; risks relating to our distribution model; that we rely on complex machinery, and production involves a significant degree of risk and uncertainty; that our operations, IT systems and vehicles rely on highly technical software and hardware that could contain errors or defects; that we may not successfully develop the complex software and technology systems in coordination with the Volkswagen Group joint venture and our other vendors needed to produce our vehicles; inadequate access to charging stations and not being able to realize the benefits of our charging networks; risks related to our use of lithium-ion battery cells; that we have limited experience servicing and repairing our vehicles; that the automotive industry is rapidly evolving and may be subject to unforeseen changes; risks associated with advanced driver assistance systems technology; the unavailability, reduction or elimination of government and economic incentives and credits for electric vehicles; that we may not be able to obtain the government grants, loans, and other incentives, including regulatory credits, for which we apply or on which we rely; that vehicle retail sales depend heavily on affordable interest rates and availability of credit; insufficient warranty reserves to cover warranty claims; that future field actions, including product recalls, could harm our business; risks related to product liability claims; risks associated with international operations; our ability to attract and retain key employees and qualified personnel; our ability to maintain our culture; that our business may be adversely affected by labor and union activities; that our financial results may vary significantly from period to period; that we have incurred a significant amount of debt and expect to incur significant additional indebtedness; risks related to third-party vendors for certain product and service offerings; potential conflicts of interest involving our principal stockholders or their affiliates; risks associated with exchange rate and interest rate fluctuations; that breaches in data security, failure of technology systems, cyber-attacks or other security or privacy-related incidents could harm our business; risks related to our use of artificial intelligence technologies; risk of intellectual property infringement claims; that our use of open source software in our applications could

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	25

Forward-Looking Statements	subject our proprietary software to general release; our ability to prevent unauthorized use of our intellectual property; risks related to governmental regulation and legal proceedings; effect of trade tariffs or other trade barriers; effects of export and import control laws; delays, limitations and risks related to permits and approvals required to operate or expand operations; our internal control over financial reporting; and the other factors described in our filings with the SEC. These factors could cause actual results to differ materially from those indicated by the forwardlooking statements made in this shareholder letter. Any such forward looking statements represent management’s estimates as of the date of this shareholder letter. While we may elect to update such forward-looking statements at some point in the future, except as may be required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	26

Non-GAAP Financial Measures
In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating and cash performance. We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors, because it focuses on underlying operating results and trends, provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each historical non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided above. Reconciliations of forward-looking non-GAAP financial measures are not provided because we are unable to provide such reconciliations without unreasonable effort due to the uncertainty regarding, and potential variability of, certain items, such as stock-based compensation expense and other costs and expenses that may be incurred in the future. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Our non-GAAP financial measures include adjusted research and development expenses, adjusted selling, general, and administrative expenses, total adjusted operating expenses, adjusted EBITDA, adjusted net loss, adjusted net loss per share, and free cash flow.

Adjusted research and development expenses is defined as total research and development expenses, less R&D depreciation and amortization expenses and R&D stock-based compensation expenses.

Adjusted selling, general, and administrative expenses is defined as total selling, general, and administrative expenses, less SG&A depreciation and amortization expenses and SG&A stock-based compensation expenses.

Adjusted operating expenses is defined as total operating expenses, less R&D depreciation and amortization expenses, R&D stock-based compensation expenses, SG&A depreciation and amortization expenses, and SG&A stock-based compensation expenses.

Adjusted EBITDA is defined as net loss before interest expense (income), net, provision for income taxes, depreciation and amortization, stock-based compensation, other expense (income), net, and special items. Our management team ordinarily excludes special items from its review of the results of the ongoing operations. Special items is comprised of (i) cost of revenue efficiency initiatives which include costs incurred as we transition between major vehicle programs, cost incurred for negotiations with major suppliers regarding changing demand forecasts or design modifications, and other costs for enhancing capital and cost optimization of the Company (ii) restructuring expenses for significant actions taken by the Company, (iii) significant asset impairments and write-offs, and (iv) other items that we do not necessarily consider to be indicative of earnings from ongoing operating activities, including fair value gain or loss on convertible note, net, and joint venture formation expenses.

Adjusted net loss is defined as net loss before stock-based compensation expense, other (expense) income, and special items. Our management team ordinarily excludes special items from its review of the results of the ongoing operations. Special items is comprised of (i) cost of revenue efficiency initiatives which include costs incurred as we transition between major vehicle programs, cost incurred for negotiations with major suppliers regarding changing demand forecasts or design modifications, and other costs for enhancing capital and cost optimization of the Company (ii) restructuring expenses for significant actions taken by the Company, (iii) significant asset impairments and write-offs, and (iv) other items that we do not necessarily consider to be indicative of earnings from ongoing operating activities, including fair value gain or loss on convertible note, net, and joint venture formation expenses.

Adjusted net loss per share is defined as adjusted net loss divided by the weighted-average common shares outstanding.

Free cash flow is defined as net cash used in operating activities less capital expenditures.

Q1 2025 Shareholder Letter	© 2025 Rivian. All rights reserved.	27